Exhibit 99.1

Schlumberger Announces First Quarter 2004 Results

NEW YORK, April 23, 2004 - Schlumberger Limited (NYSE:SLB) today reported first quarter 2004 operating revenue of $3.02 billion versus $2.65 billion in 2003. Income from continuing operations (before the previously announced charges) of $279 million, or $0.47 per share, was 87% higher than last year. Including after-tax charges of $152 million, income from continuing operations was $127 million, or $0.22 per share.

Discontinued operations recorded a gain of $93 million ($0.15 per share) in the quarter, resulting in net income of $220 million, or $0.37 per share.

Oilfield Services revenue of $2.36 billion increased 2% compared to the fourth quarter of 2003, and 15% compared to the same quarter of last year. Pretax operating income of $423 million increased 1% sequentially and 31% year-on-year.

WesternGeco revenue of $313 million was 2% higher sequentially and year-on-year. Pretax operating income of $34 million improved $1 million sequentially and compared to break-even in the first quarter of 2003.

Other activities, which comprise mainly Axalto, Electricity Meters North America and Business Continuity had revenue of $349 million and pretax operating income of $26 million.

Schlumberger Chairman and CEO Andrew Gould commented, “First quarter activity was particularly strong in Canada, India, Indonesia, West Africa, and on land in the United States. These gains offset slow activity in Venezuela, the Gulf Coast, and the Caspian. Western-Geco continued to progress due largely to recovery in Multiclient sales in the Gulf of Mexico.

The quarter marked the completion of the sale of SchlumbergerSema as well as the divestiture of a number of other non-oilfield businesses. As a result, net debt dropped below $3 billion at the end of the quarter. Programs for the remaining divestitures are in place and significant steps have been made to restructure our debt for a more efficient capital structure.

The activity confirmed our belief that E&P spending will remain robust in the face of increased demand from China and the United States. While fundamentals for the remainder of the year remain strong, geopolitical and local industry conditions continue to restrict investment and activity in some parts of the world, moderating short-term growth.”

Note:

•	On March 24, Schlumberger Limited announced that a prospectus (“Document de Base”) has been registered with the French “Autorité des Marchés Financiers”, in connection with the proposed initial public offering (IPO) of the common stock of Axalto. Schlumberger expects to proceed with an offer of a majority of the shares of Axalto as and when market conditions permit.

•	On April 8, Schlumberger entered into agreements with IBM for the sale of the Business Continuity Services activity.

•	On April 12, Schlumberger Limited announced charges from continuing operations to be taken in the first quarter:

•	Schlumberger plc (SPLC) accepted tenders for the outstanding £175 million SPLC 6.50% Guaranteed Bonds due 2032. In addition, Schlumberger SA (SSA) bought back €25 million of the outstanding €274 million SSA 5.25% Guaranteed Bonds due 2008 and €8 million of the outstanding €259 million SSA 5.875% Guaranteed Bonds due 2011. As a result, Schlumberger recorded a pretax and after-tax charge of $77 million, which includes market and tender premiums, and transaction costs.

•	Schlumberger paid off its commercial paper program in the US. As a result, the Company’s $500 million US interest-rate swaps that were designated as cash-flow hedges became ineffective. Schlumberger recorded a pretax non-cash charge of $73 million ($46 million after-tax) to recognize unrealized losses previously recorded in Other Comprehensive Income.

•	Schlumberger sold 9.6 million ordinary shares of Atos Origin SA at a price of €52.95 per share. The net consideration for the sale was $625 million and Schlumberger recorded a pretax and after-tax loss of $14 million on this transaction which reflects both banking fees and currency effect.

•	Schlumberger is undertaking a restructuring program in order to reduce overhead. Consequently a pretax charge of $20 million ($14 million after-tax) was taken in the quarter.

•	On April 12, Schlumberger Limited also announced the following transactions which were recorded as discontinued operations:

•	The sale of the SchlumbergerSema business was completed in January 2004. Schlumberger received €443 million ($555 million) in cash and 19.3 million shares of common stock of Atos Origin with a value of €1.02 billion ($1.275 billion), which represented approximately 29% of the outstanding common shares of Atos Origin. As at the end of March 2004, Schlumberger held about 14.5% of the share capital of Atos Origin after selling 9.6 million shares for $625 million. This investment is accounted for using the cost method as of February 2, 2004. The estimated gain on the sale is $26 million.

•	Schlumberger sold its Infodata business unit for an all-cash amount of $104 million. The gain on the sale was $50 million.

•	Schlumberger sold its Telecom Billing Software activity for an all-cash amount of $37 million, excluding future cash payments of $10 million. The gain on the sale was $17 million. Schlumberger continues to retain the Telecom Messaging Software activity, which is under active exit negotiations.

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)

	Three Months
For Periods Ended March 31	2004	2003
Revenue
Operating	$3,018,323	$2,654,226
Interest and other income(1) (4)	22,894	29,658

	3,041,217	2,683,884

Expenses
Cost of goods sold and services (2)	2,364,108	2,120,980
Research & engineering	130,141	123,766
Marketing	46,513	41,674
General	94,103	93,787
Debt extinguishment costs(3)	77,482	—
Interest (5)	142,773	92,863

	2,855,120	2,473,070

Income from continuing operations before taxes and minority interest	186,097	210,814
Taxes on income(2) (5)	56,276	65,729

Income from continuing operations before minority interest	129,821	145,085
Minority interest	(2,982)	4,219

Income from Continuing Operations	126,839	149,304
Income (Loss) from Discontinued Operations	93,447	(142)

Net Income	$220,286	$149,162

Diluted Earnings Per Share:
Income from Continuing Operations	$0.22	$0.26
Income from Discontinued Operations	0.15	—

Net Income	$0.37	$0.26

Average shares outstanding	587,738	582,209
Average shares outstanding assuming dilution	611,860	583,981
Depreciation & Amortization included in expenses(6)	$347,598	$355,602

1)	Includes interest income of $14 million in both 2004 and 2003.
2)	The first quarter of 2004 includes a $14 million ($0.02 per share) charge (pretax $20 million and tax benefit of $6 million) related to the restructuring program in the United States.
3)	Related to the repurchase of UK Pound and Euro denominated Bonds ($0.13 per share).
4)	The first quarter of 2004 includes a $14 million ($0.02 per share) loss on the sale of Atos Origin shares.
5)	The first quarter of 2004 includes a $46 million ($0.08 per share) write off of the US Interest Rate Swap (pretax $73 million and tax benefit of $27 million).
6)	Including multiclient seismic data costs.

Condensed Balance Sheet (Unaudited)

	(Stated in thousands)
	Mar. 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and short-term investments	$2,833,005	$3,108,973
Assets held for sale (1)	242,723	3,237,841
Investment in Atos Origin	585,502	—
Other current assets	4,359,318	4,022,307

	8,020,548	10,369,121
Fixed income investments, held to maturity	182,476	223,300
Fixed assets	3,618,568	3,799,711
Multiclient seismic data	462,512	505,784
Goodwill	3,198,760	3,284,254
Other assets	1,853,440	1,859,155

	$17,336,304	$20,041,325

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,429,287	$3,247,545
Estimated liability for taxes on income	839,851	807,938
Bank loans and current portion of long-term debt	1,753,416	1,411,168
Dividend payable	111,036	110,511
Liabilities held for sale (1)	85,769	1,217,568

	6,219,359	6,794,730
Long-term debt	4,221,924	6,097,418
Postretirement benefits	635,244	614,850
Other liabilities	158,977	254,708

	11,235,504	13,761,706
Minority interest	403,116	398,330
Stockholders’ Equity	5,697,684	5,881,289

	$17,336,304	$20,041,325

(1)	Assets and liabilities held for sale represent:

•	At March 31, 2004, the gross assets and liabilities of the Business Continuity activity.

•	At December 31, 2003, the gross assets and liabilities of the SchlumbergerSema activity.

Net Debt (Unaudited)

Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of the Net Debt follows:

(Stated in millions)
First Quarter	2004
Net Debt, beginning of period	$(4,176)
Net income from continuing operations	127
Charges	152
Depreciation and amortization	348
Increase in working capital requirements	(390)
Capital expenditures	(220)
Dividends paid	(110)
Employee stock plans	102
Proceeds from the sale of the SchlumbergerSema activity	555
Proceeds from the sale of theTelecom Billing Software activity	37
Proceeds from the sale of the Infodata activity	104
Proceeds from the sale of Atos Origin shares	613
Debt extinguishment costs	(76)
Other	(61)
Translation effect on net debt	35

Net Debt, end of period	$(2,960)

	(Stated in millions)
Components of Net Debt	Mar. 31, 2004	Dec. 31, 2003
Cash and short-term investments	$2,833	$3,109
Fixed income investments, held to maturity	182	223
Bank loans and current portion of long-term debt	(1,753)	(1,411)
Long-term debt	(4,222)	(6,097)

	$(2,960)	$(4,176)

Business Review (Unaudited)

(Stated in millions)	First Quarter
	2004 (1)	2003	% chg
Oilfield Services
Operating Revenue	$2,359	$2,051	15%
Pretax Operating Income	$423	$322	31%

WesternGeco
Operating Revenue	$313	$307	2%
Pretax Operating Income	$34	$—	—

Other(2)
Operating Revenue	$349	$297	18%
Pretax Operating Income	$26	$7	265%

(1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.

The first quarter of 2004 excludes a pretax charge of $73 million for the US Interest Rate Swap write off, a pretax loss of $14 on the sale of Atos Origin shares, a pretax charge of $77 million of debt extinguishment costs and a pretax charge of $20 million related to the restructuring program in the United States.

(2)	Principally comprises the Cards, Business Continuity and Meters North America activities.

Oilfield Services

First quarter revenue of $2.36 billion was 2% higher sequentially and increased 15% year-on-year. Pretax operating income of $423 million increased 1% sequentially and rose 31% year-on-year.

Sequential growth was strongest in the Canada, US Land, West Africa and India GeoMarkets. Demand was particularly strong for Integrated Project Management services while Drilling & Measurements, Well Services and Wireline technologies grew sequentially. Demand for the PowerDrive* rotary steerable family continued to increase particularly in the Gulf of Mexico and the Middle East.

Many regions experienced year-on-year growth, which, due to high operating leverages, generally translated into significant increases in pretax operating income. Canada, US Land, Mexico, Indonesia and the East Mediterranean GeoMarkets posted the highest revenue growth year-on-year, slightly offset by decreased activity in Saudi Arabia and the Gulf Coast GeoMarkets. Demand for all technology segments increased significantly, but particularly for Integrated Project Management, Well Services and Drilling & Measurements.

North America

Revenue of $725 million increased 7% sequentially and 17% year-on-year. Pretax operating income of $123 million increased 16% sequentially and 66% year-on-year due to improved market dynamics such as higher natural gas prices together with optimism in the US economy.

US Land delivered robust revenue growth both sequentially and year-on-year principally fueled by Well Services and Wireline due to the expansion of the unconventional gas market, an improved pricing environment as a result of tighter resource availability and strong overall market demand. Seasonal activity increases, pricing improvements, market share gain and a strengthening Canadian dollar were contributing factors to the strong sequential and year-on-year growth in Canada, along with increased Well Services and Wireline activity. Reduced rig activity on the shelf resulted in a year-on-year revenue decline in the Gulf of Mexico, partially mitigated by growth in Integrated Project Management. Sequentially, strong Drilling & Measurement activity was fueled by high demand for PowerDrive* and PowerDrive Xceed* which continue to increase drilling performance and reduce total well construction costs for the E&P industry.

Schlumberger conducted two of the largest borehole seismic surveys ever using the new 40 VSI* shuttle Versatile Seismic Imager tool for sub-salt imaging in the Gulf of Mexico. Both surveys used the new Enhanced Digital Telemetry System (EDTS), allowing for a record-breaking time while providing rapid acquisition rates without sacrificing data quality.

Latin America

Revenue of $395 million declined 3% sequentially but was 32% higher year-on-year. Pretax operating income of $61 million was 8% lower sequentially but increased 81% year-on-year.

Year-on-year growth was reflected in all GeoMarkets, with large integrated projects continuing to drive revenue by utilizing services from most technology segments. In Latin America South the completion of the first dozen wells of the Repsol-YPF D-150 contract fueled sequential and year-on-year growth. An increase in Wireline activity associated with the Peruvian jungle operations produced strong year-on-year growth while drilling times were reduced by more than half of the first well using the Data & Consulting Services and Drilling & Measurements No Drilling Surprises process.

Sequentially, revenue in Venezuela decreased substantially with both PDVSA and international operators reducing their activity. Activity is expected to further decline in the near term due to political uncertainty and on-going contractual issues.

Europe/CIS/West Africa

Revenue of $648 million decreased 3% sequentially but increased 5% year-on-year. Pretax operating income of $106 million declined 8% sequentially but increased 4% year-on-year.

Sequential declines were due to reduced Caspian activity following strong Well Completions & Productivity sales of artificial lift pumps and PhaseWatcher* equipment in the previous quarter, less Integrated Project Management work and delayed stimulation activity in Russia, continued weak market conditions in the North Sea, and overall decreased seasonal activity for Schlumberger Information Solutions. This was partially offset by strong sequential revenue growth in West and South Africa led by Wireline and Well Completions & Productivity.

Year-on-year increases were notable in the Caspian, Continental Europe and West & South Africa GeoMarkets. Pretax operating income was negatively impacted by $6 million sequentially and $11 million year-on-year, through the appreciation of a number of local currencies against the US dollar.

Integrated Project Management was selected by the Russian oil and gas company OAO RITEK as the main contractor for a drilling project of ten horizontal wells in the Sredne-Khulymskoye field to enhance oil production. This is the first time in Russia that a service company will act as project manager to execute a horizontal well field development.

Middle East & Asia

Revenue of $559 million rose 4% sequentially and 11% year-on-year. Pretax operating income of $139 million was up 6% sequentially and 20% year-on-year.

India recorded significant sequential and year-on-year revenue increases with the ramp-up in deepwater activity for ONGC and deepwater exploration activity for Reliance Industries Ltd. Sequential revenue growth was driven by strong LWD activity in Japan as well as increased completion and artificial lift sales in China. The Arabian GeoMarket also exhibited robust sequential growth mainly due to an offshore Coil Tubing campaign as well as increased Drilling & Measurements and Wireline activity. Market share gains and expansion in hydraulic fracturing in the East Africa and East Mediterranean GeoMarket also contributed to the sequential and year-on-year revenue growth. Indonesia contributed strong demand for Wireline, Drilling & Measurements, Integrated Project Management and Well Services technologies. Overall, the sequential improvement was partially offset by lower activity in the Gulf States and Malaysia/Brunei/Philippines GeoMarkets.

The exceptional success of the first year of Coiled Tubing Drilling (CTD) operations on the Sharjah project in UAE for BP led to a two-year contract extension. Operations were run with no accidents or spills and production increased significantly. Elsewhere a CTD record was broken with the deepest exit ever at 16,049 feet measured depth to drill a 1,976 feet lateral section.

The PhaseWatcher Vx multiphase fluid monitoring system is being implemented on a large scale after a two-year validation phase. The largest order ever was placed for a single field bringing the total number of meters to 33. Some of the meters include real-time data delivery via InterAct* real-time monitoring and data delivery service in order to improve production monitoring and production allocation accuracy.

Highlights

•	Integrated Q borehole seismic systems continue to be in strong demand, particularly the VSI* Vertical Seismic Imager tool that can address the rapidly growing 3D borehole seismic survey market even in the deep and hot wells. The VSI tool offers sharper, more accurate images of the subsurface while improving operating efficiency and is being rapidly deployed worldwide.

•	Two new members of the PowerDrive* rotary steerable family were launched both in the North Sea and Gulf of Mexico this quarter thereby continuously improving reliability while increasing the variety of applications of this industry leading offering. PowerDrive X5 is designed for hot, tough environments while PowerDrive VorteX converts mud hydraulic power to additional mechanical power in order to drill faster in hard rock formations.

•	SenTREE subsea well intervention system deployment accelerated with operational delivery preparations for more than 130 wells ongoing in the frontier areas of the Mediterranean, East Coast Canada, India, Malaysia and the key deepwater markets of the Gulf of Mexico and West Africa.

•	InterAct* and geoVISION* downhole MWD/LWD imaging services were key in positioning multilaterals in real-time on the southern North Sea Minerva Hub development wells for BG Group.

•	ChevronTexaco in the Gulf of Mexico mobilized real-time drilling support for their operations. The drilling focused iCenter in their offices leverages real-time drilling information and consulting expertise for drilling optimization and well placement.

•	Amerada Hess selected a Schlumberger global connectivity solution to provide highly reliable and secure two-way communications between selected offshore and onshore facilities.

WesternGeco

First quarter revenue of $313 million was 2% higher both sequentially and year-on-year. Pretax operating income of $34 million, including a $7 million release of employee related provisions, improved $1 million sequentially and $34 million year-on-year.

Sequentially, Multiclient sales grew 22% driven by the Central Gulf of Mexico lease sale partially offset by lower sales in the North Sea and West Africa. Land seismic was higher mainly in the Middle East on the start up of projects in Chad, Egypt, Saudi Arabia, and the Petronas Land project in Malaysia. Marine seismic activity decreased 21% mainly in the Gulf of Mexico and the Caspian for seasonal reasons.

Year-on-year revenue growth was mainly due to a 25% increase in Multiclient sales driven by the Central Gulf of Mexico lease sale and by execution of a long-term Multiclient volume agreement signed in December 2003. This result was offset by lower Land seismic activity after the shutdown of crews in Alaska and in the Middle East.

Year-on-year increase in pretax operating income was mainly attributable to higher Multiclient sales coupled with savings related to restructuring measures taken in 2003. Multiclient drove sequential improvement in pretax operating income due to increased sales partially offset by sluggish Marine seismic activity.

Including Multiclient pre-commitments, the backlog at the end of the first quarter reached $479 million, a 17% increase over the previous quarter.

Highlights

•	Q* acceptance increased during the first quarter with a multiple survey contract awarded by Statoil in the Norwegian Continental Shelf.

•	A total of five land crews were awarded new contracts in the quarter, with work expected to begin in the second quarter.

•	The first Q-Land job was completed in Kuwait for KOC.

Other

At historical exchange rates, Axalto revenue of $203 million increased by 26% year-on-year. At constant exchange rates, revenue increased by 16%. All segments of the smart cards business contributed to the growth. Axalto recorded a significant year-on-year increase in SIM (Subscriber Identity Module) cards volumes, up 26% to 49 million units in the quarter, in all geographic regions, while average sales prices decreased by 9%. Volume of microprocessor financial cards grew year-on-year 49% to 21 million units.

Electricity Meters North America revenue of $76 million grew 18% year-on-year mainly as the product mix shifted towards solid-state meters.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 50,000 people of over 140 nationalities working in 100 countries, and comprises two primary business segments. Schlumberger Oilfield Services supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with BakerHughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2003, Schlumberger operating revenue was $11.4 billion. For more information, visit www.slb.com

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*	Mark of Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, April 23, 2004, at 9:00 am New York time (2:00 pm London time/3:00 pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4474 (toll-free) for North America, or +1-651-291-0278 from outside North America, approximately 15 minutes prior to the scheduled start time, and ask for the “Schlumberger Earnings Conference Call’. A replay will be available through May 7, 2004 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 726731. The conference call will also be simultaneously webcast at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through May 7, 2004.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

ir-nam@slb.com